Exhibit 99.1

Relay Therapeutics Reports Third Quarter 2026 Financial Results and Corporate Updates

Phase 3 ReDiscover-2 trial in 2L breast cancer expected to complete enrollment in mid-2027

Updated data from ongoing Phase 1/2 ReInspire trial of zovegalisib in vascular anomalies to be featured in oral presentation at the 68th American Society of Hematology (ASH) Annual Meeting and Exposition; Relay to hold conference call to discuss data and provide regulatory update

Shannon Campbell to lead commercial preparations for zovegalisib in breast cancer and vascular anomalies

Announced second vascular anomalies program for mutant-selective TIE2 inhibitor

Approximately $849 million in cash, cash equivalents and investments at end of Q3 2026

Cambridge, Mass. – November 4, 2026 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage, small molecule precision medicine company developing potentially life-changing therapies for patients living with cancer and genetic disease, today reported third quarter 2026 financial results and corporate updates.

“This quarter, we are very pleased by the pace of enrollment of our ReDiscover-2 trial for second-line breast cancer and also look forward to sharing updated ReInspire data for vascular anomalies at ASH. In addition, we continue to prepare for our frontline breast cancer trial testing the selective-selective combination of zovegalisib and atirmociclib, and we were highly encouraged by the data we saw from Pfizer’s FourLight-1 trial, which we believe showed the potential advantage of a CDK4-selective approach,” said Sanjiv Patel, M.D., President and Chief Executive Officer of Relay Therapeutics. “As we move toward potential launches, we are excited to bring Shannon Campbell onto the Relay team, where she will bring decades of experience in helping companies like ours prepare for commercialization. All of this drives us toward our mission of bringing potentially life-changing therapies to patients across multiple PI3Kα opportunities.”

Corporate Highlights

ReDiscover-2 Trial in Second-Line (2L) Breast Cancer Estimated to Complete Enrollment in Mid-2027

•
Continued execution of the Phase 3 ReDiscover-2 trial of zovegalisib + fulvestrant in PI3Kα-mutated, CDK4/6 pre-treated, HR+/HER2- advanced breast cancer
•
The ReDiscover-2 trial is estimated to complete enrollment in mid-2027 based on current enrollment trajectory, approximately one year faster than recent benchmarks

Vascular Anomalies Data and Regulatory Update at ASH Annual Meeting in December

•
Abstract accepted for the 68th American Society of Hematology (ASH) Annual Meeting and Exposition covering updated clinical data for zovegalisib in vascular anomalies
o
Oral presentation date: Monday, December 14, 2026
o
Presentation time: 4:00-4:15 pm E.T. / 3:00-3:15 pm C.T.
o
Abstract Number: 878

o
Title: Updated results from part 1 of the ReInspire study evaluating zovegalisib, a mutant-selective PI3Kα inhibitor, in adults and adolescents with PIK3CA-driven vascular malformations
o
Presenter: Dr. Bryan Sisk
o
Relay Therapeutics plans to host a corporate conference call on December 14 after the ASH presentation to review the presented data, provide a regulatory update, and provide an overview of next steps (call details to be provided at a later date)
•
Continued enrollment of expansion cohorts for adults and adolescents ages 12+ and dose escalation for pediatric patients ages 6-11 in the Phase 1/2 ReInspire trial to further evaluate zovegalisib in patients with PIK3CA-driven vascular anomalies

Shannon Campbell Joins Relay Therapeutics as Head of Commercial

•
Ms. Campbell brings more than 30 years of commercial leadership experience across the pharmaceutical and biotechnology industries, with a track record of building commercial capabilities and preparing organizations for the transition to commercial-stage operations
•
Most recently, Ms. Campbell served as Executive Vice President and Chief Commercial Officer at Merus, where she led commercial-readiness and launch planning for zenocutuzumab and petosemtamab in oncology indications through Merus’ acquisition by Genmab
•
Previously, she held senior leadership roles at Novartis Pharmaceuticals, including U.S. franchise leadership across solid tumor oncology and rare diseases, where her responsibilities included breast cancer and vascular anomalies
•
Ms. Campbell also serves on the board of directors for Zentalis, Hansa Biopharma, and Black Diamond Therapeutics

Newly Announced Research Program: Mutant-Selective TIE2 Inhibitor

•
TIE2 is a receptor tyrosine kinase that, when mutated, is among the most common drivers of venous malformations and other vascular anomalies; an estimated 50,000-60,000 people have TIE2-mutated venous malformations in the U.S.
•
There are currently no approved systemic therapies for venous malformations, and non-selective approaches, either in development or used off-label, inhibit the wild-type TIE2 protein or target other downstream parts of the pathway, which can lead to significant off-target toxicity and limit efficacy
•
Off-target inhibition of wild-type TIE2 is implicated in severe ocular toxicities
•
Relay Therapeutics has discovered a novel modulation hypothesis leading to the discovery of the first known mutant-selective TIE2 inhibitor, which has been designed to address the liabilities of non-selective approaches
•
The program is currently in late-stage preclinical development

First FDA Approval of Molecule Discovered by Relay Therapeutics: LYRFIGTU™ (Lirafugratinib)

•
The FDA granted full approval for LYRFIGTU™ (lirafugratinib) as a treatment option for patients with cholangiocarcinoma (CCA) with FGFR2 fusion or other rearrangement. Relay Therapeutics entered into a global licensing agreement with Elevar Therapeutics (Elevar) in December 2024, granting Elevar worldwide rights to develop and commercialize lirafugratinib
•
This is the first approved medicine to emerge from Relay Therapeutics’ Dynamo® platform

Anticipated Milestones:

Breast Cancer

•
Complete enrollment of Phase 3 ReDiscover-2 trial in 2L breast cancer estimated in mid-2027
•
Regulatory update to confirm design for planned Phase 3 trial in 1L endocrine-sensitive breast cancer by year-end 2026
•
Initiation of Phase 3 trial in 1L breast cancer in early 2027
•
Data update for Phase 1/2 ReDiscover trial triplet combination in 2027

Vascular Anomalies

•
Data and regulatory update at ASH 2026

Third Quarter 2026 Financial Results

Cash, Cash Equivalents and Investments: As of September 30, 2026, cash, cash equivalents and investments totaled $848.6 million, as compared to $910.9 million as of June 30, 2026. The company expects its current cash, cash equivalents, and investments will be sufficient to fund its operating expenses and capital expenditure requirements into 2029.

R&D Expenses: Research and development expenses were $77.1 million for the third quarter of 2026, as compared to $68.3 million for the third quarter of 2025. The increase of $8.8 million was primarily due to increases in costs across ongoing clinical trials, as well as non-recurring costs related to the termination of the company’s operating lease at One Kendall Square, partially offset by the impact from strategic choices made to streamline the research organization prior to 2026.

G&A Expenses: General and administrative expenses were $13.1 million for the third quarter of 2026, as compared to $12.1 million for the third quarter of 2025. The increase of $1.0 million was primarily due to non-recurring costs related to the termination of the company’s operating lease at One Kendall Square, as well as increases in other miscellaneous general and administrative costs.

Net Loss: Net loss was $81.7 million for the third quarter of 2026, or a net loss per share of $0.37, as compared to a net loss of $74.1 million for the third quarter of 2025, or a net loss per share of $0.43.

About Zovegalisib

Zovegalisib is the lead program in Relay Therapeutics’ efforts to discover and develop mutant-selective inhibitors of PI3Kα, the most frequently mutated kinase in all cancers and all vascular anomalies. Zovegalisib has the potential, if approved, to address a significant portion of the approximately 140,000 patients with HR+/HER2- breast cancer with a PI3Kα mutation and the estimated 170,000 patients with vascular anomalies driven by a PI3Kα mutation per year in the United States, one of the largest patient populations for a precision medicine.

Traditionally, the development of PI3Kα inhibitors has focused on the active, or orthosteric, site. The therapeutic index of orthosteric inhibitors is limited by the lack of clinically meaningful selectivity for mutant versus wild-type (WT) PI3Kα and off-isoform activity. Toxicity related to inhibition of WT PI3Kα and other PI3K isoforms results in sub-optimal inhibition of mutant PI3Kα with reductions in dose intensity and frequent discontinuation. The Dynamo® platform enabled the discovery of zovegalisib, the first known allosteric, pan-mutant, and isoform-selective PI3Kα inhibitor, designed to overcome these limitations. Relay Therapeutics solved the full-length cryo-EM structure of PI3Kα, performed computational long time-scale molecular dynamic simulations to elucidate conformational differences between WT and mutant PI3Kα, and leveraged these insights to support the design of zovegalisib. Zovegalisib is currently being evaluated in multiple metastatic breast cancer studies and a Phase 1/2 study designed to treat patients with PIK3CA (PI3Kα) mutation-driven vascular anomalies. For more information on zovegalisib, please visit here.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage, small molecule precision medicine company developing potentially life-changing therapies for patients living with cancer and genetic disease. Relay Therapeutics’ Dynamo® platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. Relay Therapeutics’ lead clinical asset, zovegalisib, is the first pan-mutant selective PI3Kα

inhibitor to enter clinical development and is currently in a Phase 3 clinical trial (ReDiscover-2) in HR+/HER2- metastatic breast cancer. Zovegalisib is also being investigated in a group of genetic disease indications called PI3Kα-driven vascular anomalies. Relay Therapeutics’ pipeline also includes programs for NRAS-driven solid tumors, Fabry disease, and TIE2-driven vascular anomalies. For more information, please visit www.relaytx.com or follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of the clinical development of the programs across Relay Therapeutics’ portfolio, including zovegalisib; the timing of clinical data readouts and trial enrollments for zovegalisib; the expected therapeutic benefits and potential efficacy and tolerability profile of zovegalisib, both as a monotherapy and in combination with other agents, and its other programs; the clinical data for zovegalisib; the interactions with regulatory authorities and any related approvals; the potential launch, commercialization and market opportunity for zovegalisib; the progress and anticipated results of the mutant-selective TIE2 inhibitor program and the cash runway projection and the expectations regarding Relay Therapeutics’ use of capital and expenses. The words “may,” “might,” “will,” “could,” “would,” “should,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions, or the negative thereof, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of global economic uncertainty, geopolitical instability and conflicts, or public health epidemics or outbreaks of an infectious disease on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy, future operations and profitability; significant political, trade or regulatory developments, such as tariffs, beyond Relay Therapeutics’ control; the delay or pause of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the preliminary or interim results of its preclinical or clinical trials may not be predictive of future or final results in connection with future clinical trials of its product candidates and that interim and early clinical data may change as more patient data become available and are subject to audit and verification procedures; Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of its planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Mitch Maisel

mmaisel@relaytx.com

Media:

Katie Engleman

1AB

919-333-7722

katie@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
License and other revenue	$—	$—	$3,350	$8,355
Total revenue	—	—	3,350	8,355
Operating expenses:
Research and development expenses	$77,138	$68,262	$224,184	$205,968
General and administrative expenses	13,107	12,129	38,825	44,495
Total operating expenses	90,245	80,391	263,009	250,463
Loss from operations	(90,245)	(80,391)	(259,659)	(242,108)
Other income:
Interest income	8,502	6,407	20,969	21,325
Other expense	(2)	(165)	(53)	(806)
Total other income, net	8,500	6,242	20,916	20,519
Net loss	$(81,745)	$(74,149)	$(238,743)	$(221,589)
Net loss per share, basic and diluted	$(0.37)	$(0.43)	$(1.19)	$(1.30)
Weighted average shares of common stock, basic and diluted	219,157,506	172,389,209	200,762,690	170,973,889
Other comprehensive (loss) income:
Unrealized holding (loss) gain	(3,810)	656	(6,096)	1,484
Total other comprehensive (loss) income	(3,810)	656	(6,096)	1,484
Total comprehensive loss	$(85,555)	$(73,493)	$(244,839)	$(220,105)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2026	December 31, 2025
Cash, cash equivalents and investments	$848,642	$554,518
Working capital (1)	805,696	552,701
Total assets	901,692	621,331
Total liabilities	82,696	54,271
Total stockholders’ equity	818,996	567,060
Restricted cash	1,197	1,336

(1) Working capital is defined as current assets less current liabilities.